ASSET AND
     	                    STOCK PURCHASE AGREEMENT
                          ------------------------

     This Asset and Stock Purchase Agreement (this "Agreement") is dated as of June 4, 1998 by and among First Cash, Inc., a Delaware corporation ("Purchaser"), Miraglia, Inc., a California corporation (the "Company") and Blake A. Miraglia, individually and as trustee of the Blake Miraglia Trust U/A 5/30/87, Stephen R. Miraglia, individually and as trustee of the Stephen R. Miraglia Trust U/A 5/28/87, Bruce Myers, Paulette Myers, Gary V. Vanier, individually and as trustee of the Gary V. Vanier and Barbara D. Vanier 1992 Trust U/A 6/30/92, Barbara D. Vanier, individually and as trustee of the Gary V. Vanier and Barbara D. Vanier 1992 Trust U/A 6/30/92 and Jimmy Seale (individually, a "Shareholder" and collectively, the "Shareholders").

                             W I T N E S SE T H:
                             -------------------

     WHEREAS, Purchaser desires to purchase a portion of each of the assets of Company; and

     WHEREAS, the Company's authorized capital consists solely of one million one hundred thousand (1,100,000) shares of common stock, no par value; and

     WHEREAS, Shareholders are the record and beneficial owners of all of the issued and outstanding common stock of Company, consisting solely of one million seventy-four thousand seven hundred three (1,074,703) shares of common stock (the "Shares"); and

     WHEREAS, Shareholders desire to sell and Purchaser desires to purchase from Shareholders all of the Shares upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, the parties do hereby agree as follows:


                                  ARTICLE I
                   SALE AND PURCHASE OF ASSETS AND SHARES
                   --------------------------------------

     1.1 Sale and Purchase of Assets. Subject to the terms and conditions hereof, effective as of the Closing Date, Company shall sell to Purchaser and desires to sell to Purchaser a proportionate part of each of the assets (the "Assets") of Company (the "Asset Purchase"). The proportionate part of each of the Assets being purchased by Purchaser shall be determined based upon a fraction, the numerator of which is the Asset Price (as hereinafter defined) and the denominator of which is the sum of the Asset Price and Purchase Price. Purchaser does hereby assign to Company after Closing all of its rights to the Assets without the necessity of an actual assignment.

     1.2 Sale and Purchase of Shares. Subject to the terms and conditions hereof, Shareholders shall sell and deliver to the Purchaser, and the Purchaser shall purchase from Shareholders all of the Shares (the "Purchase"). The Purchase shall be evidenced by the delivery effective on the Closing Date to the Purchaser of assignments of the Shares executed by Shareholders accompanied by duly executed stock powers. On the Closing Date, Shareholders shall deliver to Purchaser resignations of all officers and directors of Company.

     1.3 Closing. Subject to Article VII and the fulfillment of all conditions precedent set forth therein, the Asset Purchase contemplated in this Agreement shall be consummated (the "Closing") effective as of June 4, 1998 or such other date as the parties shall mutually agree (the "Closing Date"). Subject to
Article VII and the fulfillment of all conditions precedent set forth therein and the Closing, the Purchase and the other related transactions contemplated by this Agreement (other than the Asset Purchase) shall be consummated immediately after the Closing and the distribution of the Note to the Shareholders pursuant to the plan of liquidation adopted by Company and the Shareholders.


                                 ARTICLE II
                          AGGREGATE CONSIDERATION
                          -----------------------

     2.1 Asset Price. The total consideration to be paid to Company for the Assets (the "Asset Price") shall be the sum of six million dollars ($6,000,000) to be evidenced by promissory notes in the aggregate principal amount of $6,000,000 (the "Notes") in the form of Exhibit A hereto to be allocated among the Shareholders as set forth on Exhibit N.

     2.2 Purchase Price. The total consideration to be paid by the Purchaser to the Shareholders for the Shares (the "Purchase Price") shall consist of (a) eight hundred fifty thousand (850,000) shares of common stock of Purchaser ("Purchaser Common Stock") and (b) cash in the amount of six million three hundred thousand dollars ($6,300,000) in the form of cashier's checks issued by Purchaser to be allocated among the Shareholders as set forth in Exhibit O.

     2.3 Distribution of Cash. On or prior to October 15, 1998 there shall be distributed to the Shareholders by Company in proportion to their percentage ownership interests in Company immediately prior to the Closing Date an aggregate amount equal to the total amount of Federal and state income taxes paid or payable by the Shareholders for the calendar years 1997 and 1998 attributable to the net income of Company (other than income or gain in any manner relating to or resulting from the transaction contemplated by this Agreement) less the aggregate amount of distributions by Company to the Shareholders during 1997 and during 1998 through the Closing Date (as hereinafter defined). On or before October 15, 1998 Shareholders shall furnish to Purchaser and Company a computation of the Federal state income taxes paid or payable by the Shareholders for the calendar years 1997 and 1998 attributable to the net income of Company (other than income or gain in any manner relating to or resulting from the transactions contemplated by this Agreement) through the Closing Date and the aggregate amount of distributions by Company to Shareholders during 1997 and 1998 (other than as a result of or in connection with the transactions contemplated by this Agreement) through the Closing Date.


                                 ARTICLE III
                             CERTAIN TAX MATTERS
                             -------------------

     3.1 Section 338 Election. The parties shall elect to treat the Purchase of the Shares as a purchase of assets for Federal income tax purposes pursuant to Section 338(h)(10) of the Code of 1986, as amended, and any similar provisions under state and other income tax laws (collectively, the "Section 338 Election"). For purposes of the Section 338 Election, the value of the Purchaser Common Stock received by the Shareholders shall be ten and 25/100 dollars ($10.25) per share, and the parties shall allocate the aggregate of the Purchase Price and Company's liabilities to Company's assets prior to October 15, 1998 which will be included in the final S-corporation income tax return for the period ended as of the Closing Date.

     3.2 Apportionment of Taxable Income. The Closing Date shall be the "acquisition date" as said term is defined in Section 338(h)(2) of the Internal Revenue Code of 1986 and shall be as the last day of a taxable period of Company (a "Pre-Closing Tax Period"). For taxable periods that end on the Closing Date, all items of income, gain, loss, deduction, and credits other than any such items resulting from the Section 338 Election shall be allocated to the periods before and after the Closing Date by closing the books of the Company as of the Closing Date. In the case of taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such tax that is allocable to the portion of the period ending on the Closing Date shall be:

     (i) in the case of taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would by payable if the taxable year ended with the Closing Date; and

     (ii) in the case of taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such taxes for the entire period (or, in the case of such taxes determined on an arrears basis, the amount of such taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

     Shareholders shall be responsible for preparing and filing all income tax reports and returns covering Company for tax periods beginning before the Closing Date, even if such reports and returns are not required to be filed until after the Closing Date.

     3.3 Preparation and Filing of Income Tax Returns. Shareholders shall prepare, or cause to be prepared, and file or cause to be filed, all income tax reports and returns for any Pre-Closing Period. When preparing the income tax reports and returns of the Company for any Pre-Closing Tax Period, Shareholders shall prepare such reports and returns in a manner consistent with prior years and determine the income, gain, expenses, losses, deductions, and credits of Company consistently with prior practices. With respect to any such income tax report or return, Company shall provide to Shareholders the information necessary to prepare such reports and returns no later than 60 days after the Closing Date. Shareholders shall submit such reports and returns to Purchaser a reasonable period before filing them with the respective taxing authorities and Shareholders shall permit Purchaser to review and comment upon such reports and returns and shall make such revisions to such returns as are reasonably requested by Purchaser.

     3.4 Payment of Income and Franchise Taxes. Any taxable income or loss of Company for Federal income tax purposes for any Pre-Closing Tax Period (including income recognized as a result of the Section 338 Election) shall be included in all Federal income tax reports and returns that Shareholders file after the Closing Date. Shareholders shall pay all of the taxes owed with respect to such reports and returns when due. Notwithstanding any provision of this Agreement to the contrary, Shareholders shall indemnify and hold the Company and the Purchaser harmless for any California franchise taxes payable by the Company for all periods beginning on or before the Closing Date.

     3.5 Cooperation on Tax Matters. Purchaser, Company and Shareholders shall cooperate fully, as and to the extent reasonable requested by the other party, in connection with the filing of tax returns and reports relating to a Pre Closing Tax Period and any audit, litigation of other proceeding with respect to taxes. Such cooperation shall include (x) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and (y) providing such powers of attorney as are reasonable requested by the other party. During the period beginning on the Closing Date and ending on the day immediately preceding the seventh anniversary of the Closing Date, Shareholders and Purchaser shall provide each other with reasonable access during normal business hours to the books and records of Shareholders and Company, respectively, to the extent that such books and records relate to the condition or operation of Company prior to the Closing and Shareholders or Purchaser requires such books and records to prepare income tax reports or returns or respond to third party claims, including any audits or proceedings with respect to such reports or returns. Shareholders and Purchaser shall have the right to make copies of such books and records at its own expense. Prior to providing access to such books and records, Shareholders or Purchaser may redact such information that it considers appropriate. Shareholders shall indemnify Purchaser and Company for any claims arising in connection with any such access provided to Shareholders, and Purchaser shall indemnify Shareholders for any claims arising in connection with any such access provided to Purchaser.


                                  ARTICLE IV
                              FURTHER AGREEMENTS
                              ------------------

     4.1 Employment Agreement. Prior to the Closing Date, Purchaser, the Company and Blake A. Miraglia shall execute an employment agreement (the "Employment Agreement") in the form attached as Exhibit B hereto.

     4.2 Stock Restriction Agreement. Prior to the Closing Date, certain Shareholders and Purchaser shall execute a Stock Restriction Agreement ("Stock Restriction Agreement") in the form attached as Exhibit C hereto.

     4.3 Voting Agreement. Prior to the Closing Date, certain Shareholders shall execute a Voting Agreement in the form attached as Exhibit D hereto.

     4.4 Investor Representation Letter. Prior to the Closing Date, the Shareholders shall execute the Investor Representation Letter in the form of Exhibit E attached hereto.

     4.5 Delivery into Escrow. Prior to or at the Closing, each of Purchaser, Company and the Shareholders shall execute an Escrow Agreement ("Escrow Agreement") substantially in the form attached as Exhibit F hereto, and shall cause the Escrow Agent (as such term is defined in the Escrow Agreement) to execute the Escrow Agreement prior to or at Closing. Purchaser shall deliver to Escrow Agent one hundred percent (100%) of the shares of Purchaser Common Stock which the Shareholders are entitled to receive pursuant to section 2.1 hereof, cashier's checks in the aggregate amount of $6,300,000 and the Notes.


                                  ARTICLE V
                       REPRESENTATIONS AND WARRANTIES
                       ------------------------------

     5.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article V. The survival of all such representations and warranties shall be in accordance with section 10.1 hereof. All representations and warranties of the parties are made subject to the exceptions which are noted in the respective schedules delivered by the parties to each other concurrently herewith and identified as, in the case of section 5.2, the "Purchaser Disclosure Schedule" in the form of Exhibit G, and in the case of section 5.3, as the "Company Disclosure Schedule" in the form of Exhibit H. Copies of all documents referenced in the Purchaser Disclosure Schedule (other than documents filed by the Purchaser with the Securities and Exchange Commission pursuant to the Securities Act of 1933 as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") or Company Disclosure Schedule shall be attached thereto.

     5.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Company and Shareholders, as of the date hereof, and at the Closing Date, subject to the exceptions set forth in the Purchaser Disclosure Statement, which shall be deemed to qualify all applicable representations and warranties under this Agreement whether or not specifically cross-referenced as pertaining thereto:

     (a) Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Purchaser has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Whenever used in this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of Purchaser.

     (b) Authorization of Transaction. Purchaser has the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions.

     (c) Noncontravention.   Neither the execution and the delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court which Purchaser is subject to or provision of the charter or by-laws of Purchaser, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration, create in any party the right to accelerate, terminate, modify or cancel or require any notice, under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by the Agreement. Other than in connection with the provisions of the California General Corporation Law, Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or obtain any authorization, consent or approval would not have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Company could become liable or obligated.

     (e)  Purchaser Capital Stock.

          (a) The authorized capital stock of Purchaser consists of 20,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the date hereof and immediately prior to the Closing Date, approximately 7,012,846 shares of Common Stock and no shares of Preferred Stock will be issued and outstanding. All of the issued and outstanding shares of Purchaser's Common Stock are duly authorized, validly issued in compliance with all federal and state securities laws, and fully paid and nonassessable.

          (b) Except as disclosed in this Agreement (Purchaser Disclosure Schedule) to the Company and Shareholders, there (i) are no outstanding options, warrants or other rights to purchase or otherwise to receive from Purchaser any of the authorized but unissued or treasury shares of the capital stock or any other security of Purchaser, (ii) is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) is no voting trust or other agreement or understanding to which Purchaser is a party or is bound with respect to the voting of the Capital Stock of Purchaser.

     (f) Taxes. All tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any tax authority with respect to any taxable period ending on or before the consummation of the transactions set forth herein, by or on behalf of Purchaser (collectively, the "Purchaser Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Closing have been or will be paid on or before such date, except to the extent such failure to file or pay has not had and could not reasonably be expected to have a Material Adverse Effect. Whenever used in this Agreement, the phrase "Material Adverse Effect" shall mean a material adverse effect on the business, properties, prospects, conditions (financial or otherwise) or results of operations of Purchaser or its subsidiaries on a consolidated basis.

     (g) Financial Statements and Reports. Purchaser has timely filed all required forms, reports, statements and documents with the Securities and Exchange Commission (the "Commission") all of which have complied in all material respects with all applicable requirements of the Securities act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Purchaser has delivered or made available to the Company and the Shareholders true and complete copies of (i) Purchaser's annual Reports on Form 10-K for the fiscal year ended July 31, 1997, (ii) its proxy statement relating to Purchaser's annual stockholders meeting for the fiscal year ended July 31, 1997, (iii) reports filed on Form 10-Q for the quarters ended October 31, 1997, January 31, 1998 and April 30, 1998 by Purchaser with the Commission pursuant to the Exchange Act, and (iv) all reports, statements and other information provided by Purchaser to its stockholders since July 31, 1997 (collectively, the Purchaser Reports"). As of their respective dates, the Purchaser Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Purchaser included or incorporated by reference in the Purchaser Reports were prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report thereon of independent certified public accounts), and present fairly the financial position and results of operations, cash flows and of changes in stockholders' equity of Purchaser and its consolidated subsidiaries as of the dates and for the periods indicated, subject in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which either singly or in the aggregate are or will be material, and except that the unaudited interim financial statements do not contain all of the disclosures required by GAAP. Purchaser is and has been subject to the reporting requirements of the Exchange Act and has timely filed with the Commission all periodic reports required to be filed by it pursuant thereto and all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since July 31, 1991.

     (h) Governmental Authorizations and Licenses. Purchaser has all material licenses, orders, authorizations, permits, concessions, certificates and other franchises or analogous instruments of any governmental entity required by applicable law to operate its business (collectively, the "Purchaser Government Licenses") which Purchaser Government Licenses are in full force and effect, and is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Purchaser Government Licenses except to the extent failure to hold and maintain such Purchaser Government Licenses or to so comply would not be reasonably likely to have a Material Adverse Effect. There is not now pending, nor to the best knowledge of Purchaser is there threatened, any action, suit, investigation or proceeding against Purchaser before any governmental entity with respect to the Purchaser Government Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by Purchaser of the terms of any Purchaser Government License or any rule or regulation applicable thereto, except to the extent that any such action would not be reasonably likely to have a Material Adverse Effect.

     (i) Disclosure. Neither this Agreement, nor any of the schedules, attachments, exhibits, written statements, documents, certificates or other materials prepared or supplied by Purchaser with respect to the transactions contemplated hereby contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading.

     (j) Registration Rights. Except as contemplated by this Agreement and as provided in outstanding warrants, debentures and options or agreements relating thereto, Purchaser is not party to any "registration rights agreement" or any similar agreement pursuant to which any person or entity would have the right to cause, under any circumstances, the registration of the Purchaser's securities under the Securities Act of 1933, as amended.

     (k) Absence of Certain Changes of Events. Except as set forth in the Purchaser Reports, since July 31, 1997, there has not been any fact, event, circumstance or change specifically affecting or relating to Purchaser and its subsidiaries (and not the pawn industry in general) which has had or is reasonably likely to have a Material Adverse Effect.

     (l) Absence of Undisclosed Liabilities. Except for (i) liabilities or obligations which are accrued or reserved against in the Purchaser Reports (reflected in the notes thereto), (ii) liabilities and obligations incurred in the ordinary course of business since the most recent date of the consolidated financial statements of Purchaser, (iii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles ("GAAP") to be reflected in the consolidated financial statement of Purchaser and (iv) the liabilities and obligations listed on Purchaser's Disclosure Schedule, Purchaser has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, of a nature required by GAAP to be reflected in a balance sheet (or reflected in the notes thereto) or which would have a Material Adverse Effect.

     (m) Litigation. Except for litigation disclosed in the notes to the financial statements included in the Purchaser Reports and reflected on Purchaser's Disclosure Schedule, there is no suit, action, proceeding or investigation pending or, to the best of knowledge of Purchaser, threatened against or affecting Purchaser or any of its subsidiaries, the outcome of which, in the reasonable judgment of Purchaser, is likely to have a material adverse effect, nor is there any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person outstanding against Purchaser or any of its subsidiaries having, or which is reasonably likely to have, a Material Adverse Effect.

     (n) Compliance with Laws. To the best of its knowledge, Purchaser has complied with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity applicable to its business, except where the failure to so comply would not have a Material Adverse Effect. Purchaser has not received any governmental notice of any violations by Purchaser of any such laws, ordinances, regulations or orders, which violation has not been cured or remedied except where the failure to cure or remedy the violation would not have a Material Adverse Effect.

     5.3 Representations and Warranties of Company. Company and each of the Shareholders represent and warrant to Purchaser as of the date hereof and on the Closing Date as follows, subject to the exceptions set forth in the Company Disclosure Schedule, which shall be deemed to qualify all applicable representations and warranties under this Agreement whether or not specifically cross-referenced as pertaining thereto.

     (a) Organization, Qualification and Corporate Power. Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of California. Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a Material Adverse Effect. Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

     (b) Capitalization. The entire authorized capital stock of the Company consists of 1,100,000 shares of common stock, of which 1,074,703 shares are issued and outstanding. All of the issued and outstanding shares of Company have been duly authorized, are validly issued, fully paid, and nonassessable and are owned by the Shareholders. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

     (c) Authorization of Transaction. Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Company cannot consummate the Purchase unless and until it receives the approval of all of the Shareholders. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable by Purchaser in accordance with its terms and conditions.

     (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company is subject or any provision of the charter or bylaws of Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). Other than in connection with the provisions of the California General Corporation Law, Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

     (e) Financial Statements. The proforma financial statements of Miraglia, Inc., which includes Miraglia, Inc., Vanraglia I, Inc., Vanraglia II, Inc., Vanraglia III, Inc., and Vanraglia IV, Inc., (including the related schedules) for the year ended and as of December 31, 1997 and for the five months ended and as of May 31, 1998 have been prepared in accordance with generally accepted accounting principles, except such financial statements do not include all the disclosures required by generally accepted accounting principles and such proforma financial statements assume all the above listed entities have been merged into Miraglia, Inc. as of January 1, 1997, applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Miraglia, Inc. as of the indicated dates and the results of operations of Miraglia, Inc. for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of Miraglia, Inc. The above proforma financial statements (including related schedules) have been prepared on the assumption that Vanraglia I, Inc., Vanraglia II, Inc., Vanraglia III, Inc. and Vanraglia IV, Inc. had merged into the Company effective January 1, 1997. In fact, such merger was effective June 3, 1998.

     (f) Events Subsequent to April 30, 1998.   Since April 30, 1998, there has
not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Company.

     (g) Undisclosed Liabilities. Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth in the face of the balance sheets dated April 30, 1998 and outstanding at the Closing Date, (ii) liabilities which have arisen after April 30, 1998, in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) liabilities not required under generally accepted accounting principles to be reported on the April 30, 1998 balance sheet of the Company.

     (h) Brokers' Fees. The Shareholders shall be responsible for and pay any fees or commissions to any broker, finder, or agent engaged by any of the Shareholders or Company with respect to the transactions contemplated by this Agreement.

     (i)  Taxes.  With respect to Taxes (as defined below:)

          (i) Company and each of its corporate predecessors have filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under federal, state, local or any foreign laws by Company or such corporate predecessors, and all such Returns are true, correct and complete in all material respects.

          (ii) Except as set forth on Schedule 5.3(i)(ii) of Company Disclosure Schedule, Company has within the time and in the manner prescribed by law, paid (and until the Effective Time will, within the time and in the manner prescribed by law, pay) all Taxes (as defined below) that are due and payable.

          (iii)There are no liens for Taxes upon the assets of Company except liens for Taxes not yet due.

          (iv) Company and each of its corporate predecessors have made an election under section 1362(a) of the Internal Revenue Code of 1986, as amended (the "Code") to be an S corporation for the calendar years 1997 and 1998 and all prior years since their respective organization.

          (v) Except as set forth in Schedule 5.3(i)(vi) of Company Disclosure Schedule (which shall set forth the type of return, date filed, and date of expiration of the statute of limitations), (i) the statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of Company and each of its corporate predecessors, or such Returns have been examined by the Internal Revenue Service for all periods through December 31, 1994; (ii) the statute of limitations for the assessment of state, local and foreign income taxes has expired for all applicable Returns of Company and each of its corporate predecessors or such Returns have been examined by the appropriate tax authorities for all periods through December 31, 1993; and (iii) no deficiency for any Taxes has been proposed, asserted or assessed against Company which has not been resolved and paid in full.

          (vi) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by Company or any of its corporate predecessors.

          (vii)Except as set forth on Schedule 5.3(i)(viii) of Company Disclosure Schedule (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

          (viii) Company is not a party to any tax-sharing or allocation agreement, nor does Company owe any amount under any tax-sharing or allocation agreement.

          (ix) No amounts payable under any plan, agreement or arrangement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (x) Company has complied (and until the Closing Date will comply) in all respect with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

          (xi) Company has not ever been (and does not have any liability for unpaid Taxes because it once was) a member of an "affiliated group" within the meaning of section 1502 of the Code during any part of any consolidated return year within any part of which year any corporation other than Company was also a member of such affiliated group.

          (xii) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by Company or any of its corporate predecessors.

     (j) Agreements. Except as listed and disclosed on the Company Disclosure Schedule attached to this Agreement, Company is not subject to any employment agreement, contract, lease or other agreement which involve aggregate payment obligations of the Company in excess of $25,000, excluding the leases relating to the locations listed in Exhibit I, any software or hardware sales to customers and software or hardware purchases from vendors of the Company and liabilities as reflected in the May 31, 1998 balance sheet of the Company. Company is not subject to any agreement with any software customer or licensee which provides for restricting or limiting the Company's competition or the disclosure of the Company's information by the Company.

     (k) Employees. Company has furnished to Purchaser a list of each compensation arrangement for each employee and furnished to Purchaser a copy of each employee pension plan, employee profit sharing plan and employee welfare benefit plan.

     (l) Litigation and Claims. Except as disclosed on the Company Disclosure Schedule, Company is not subject to any litigation or claims or is a party to any decree or judgment.

     (m)  Subsidiaries.  Company has no subsidiaries.

     (n) Intangible Assets. Company is the owner of or has the lawful right to use all Intangible Property Rights and all other intangible assets used in connection with the business of Company, including, but not limited to, all software used or licensed by Company in connection with the business of Company and the right to use the names "Answers, etc." and "Cash & Go." No person or entity has any ownership interest in or right to payment attributable to or arising out of the use of such intangible assets except pursuant to applicable license agreements. As used herein, the term "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

     (o)  Intellectual Property.

          (i) Company has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, all Intellectual Property Rights necessary or required for the conduct of its business as currently conducted and such rights to use, sell, license, dispose of and bring actions are sufficient for such conduct of its business.

          (ii) Except as set forth in the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by Company to any person by reason of the ownership, use, license, sale or disposition of the Intellectual Property Rights.

          (iii) Except as set forth in the Company Disclosure Schedule, no activity, service or procedure currently conducted by Company violates or will violate any contract of Company with any third party or, to the Company's knowledge, infringe any Intellectual Property Right of any other party or person.

          (iv) Except as set forth in the Company Disclosure Schedule, Company has not received from any third party in the past three years any notice, charge, claim or other assertion that Company is infringing any Intellectual Property Rights of any third party or committed any acts of unfair competition, and no such claim is impliedly threatened by an offer to license from a third party under a claim of use.

          (v) Except as set forth in the Company Disclosure Schedule, Company has not sent to any third party in the past three years nor otherwise communicated to another person any notice, charge, claim or other assertion of infringement by or misappropriation of any Intellectual Property Rights of Company by such other person or any acts of unfair competition by such other person, nor is any such infringement, misappropriation or unfair competition threatened or to the Company's knowledge, occurring.

          (vi) The Company Disclosure Schedule contains a true and complete list of all applications, filings and other formal actions made or taken by Company to perfect or protect its interest in the Intellectual Property Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights and copyright applications.

     (p) Title to Assets, Properties and Rights and Related Matters. Company has such rights and interests in the Intellectual Property Rights as provided in
Section 5.3(o) and except as set forth in the Company Disclosure Schedule, good and marketable title to all other assets, properties and interests in properties, real or personal, reflected on the financial statement as of May 31, 1998 or acquired after May 31, 1998 (except (i) inventory sold since May 31, 1998 in the ordinary course of business, and (ii) accounts receivable and notes receivable to the extent paid subsequent to May 31, 1998), free and clear of all encumbrances of any kind or character, except for those encumbrances set forth in the Company Disclosure Schedule. Company has good and marketable title to the assets and properties located at the locations listed on Exhibit I.

     (q)  Compliance With Laws.   Company is in material compliance with all
laws, regulations, rules and ordinances in any manner relating to the ownership or operation of the business or businesses of Company which non-compliance would have a Material Adverse Effect on the Company. Company is not a party to any agreement or other arrangement which limits or restricts competition or the disclosure of information.

     (r) Distributions. There have been no distributions to Shareholders during 1997 or 1998, except for the purpose of paying income taxes incurred by the Shareholders on the net income of Company or to meet the Company's employment obligations to Blake Miraglia, Jimmy Seale, Paulette Myers or Bruce Myers. Excluding distributions between affiliated companies or corporations, all distributions by Company to Shareholders during 1997 and 1998 are listed in Exhibit J.

     (s) Vanraglia I, Inc., Vanraglia II, Inc., Vanraglia III, Inc., and Vanraglia IV, Inc. were merged with and into Company on June 3, 1998.

     (t) Disclosure. Neither this Agreement, nor any of the schedules, attachments, exhibits, written statements, documents, certificates or other materials prepared or supplied by Purchaser with respect to the transactions contemplated hereby contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading.


                                 ARTICLE VI
                                 COVENANTS
                                 ---------

     6.1 Conduct of Business of Company Pending the Asset Purchase and the Purchase. Company agrees that from the date hereof and prior to the Closing Date or earlier termination of this Agreement:

     (a) Full access. Company shall permit representatives of Purchaser to have full access to all premises, properties, personnel, books, records, contracts and documents pertaining to Company;

     (b) Operation of Business. Company will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing:

          (i) Company will not authorize or effect any change in its charter or bylaws;

          (ii) Company will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock.

          (iii) Company will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock);

          (iv) Company will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation;

          (v) Company will not impose any security interest upon any of its assets;

          (vi) Company will not make any capital investment in, make any loan to, or acquire the securities or assets of any other person outside the ordinary course of business;

          (vii) Company will not make any change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; and

          (viii) Company will not commit to any of the foregoing.

     (c) Exclusivity. Company shall not solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of all or substantially all of the capital stock or assets of Company. Company shall notify the Purchaser immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     6.2 Consents of Lessors. Company and Shareholders agree to use their reasonable efforts to obtain the written approvals of all lessors and other parties to all amendments to leases and other contracts required by Purchaser.

     6.3 Noncompetition. Each of Shareholders unconditionally agree that prior to June 1, 2008 none of the Shareholders shall (1) enter into any agreement with or directly or indirectly solicit employees or representatives of Purchaser (or its corporate successor) or any of its subsidiaries for the purpose of causing them to leave Purchaser (or its corporate successor) or any of its subsidiaries to take employment with any of the Shareholders or any other person or business entity, (2) compete, directly or indirectly, in the pawn business, the check cashing business, the pay day loan business or the business of providing software to the check cashing industry (each a "Competitive Business") with Purchaser (or its corporate successor) or any of its subsidiaries or any person or entity for whom Purchaser (or its corporate successor) or any of its subsidiaries manages a business in the United States of America, (3) act as an officer, director, consultant, shareholder, partner, lender, agent, associate or principal of any entity engaged in a Competitive Business in the United States of America, (4) participate directly or indirectly in the ownership, management, operation or control of any Competitive Business in the United States of America; (5) solicit customers or potential customers of Purchaser (or its corporate successor) or any of its subsidiaries in the United States of America in connection with a Competitive Business, or (6) own or apply for a license or permit in the United States of America for use in a Competitive Business. To induce Purchaser to enter into this Agreement and to acquire the Shares, Shareholders unconditionally represent and warrant to Purchaser that the restrictions in the foregoing provision are reasonable and that such provision is necessary to protect the businesses of Purchaser, Company and their respective subsidiaries. Each of Shareholders acknowledge that Purchaser is entering into this Agreement in reliance upon the foregoing representation and warranty of the Shareholders and that the Purchaser and Company competes or will compete with other businesses that are or could be located in any part of the United States. As used herein, the term "participate in" shall mean that any Shareholder shall directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, own, manage, operate or control a business, loan money to, or participate in the ownership, management, or control of a business, or be connected with a business as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise. As used herein, the term "subsidiary" shall mean any corporation more than fifty percent (50%) of the capital stock is owned directly or indirectly by Purchaser or Company or the corporate parent of Purchaser or Subsidiary. Notwithstanding the foregoing, any of Shareholders shall be entitled to engage in a Competitive Business at any time (1) after a Change in Control (as hereinafter defined) at any store or location which is not within a ten (10) mile radius of any store or location owned, operated or managed by Purchaser, Company, any of their respective subsidiaries or by any corporation which acquires all or substantially all of the assets or capital stock of Purchaser, Company or any of their respective subsidiaries at the time of a change in control or any time thereafter or (2) during the continuance of an Event of Default described in subparagraphs (a), (c) or (d) in the definition of Event of Default in the Notes. As used herein, the phrase "Change in Control" shall mean (a) the termination of employment of both Rick Powell and Rick L. Wessel or (b) the acquisition in a single transaction or a series of related transactions of all of the capital stock or assets of Purchaser.

     In the event of the breach by any of Shareholders of any of the covenants contained in this Section 6.3, it is understood that damages will be difficult to ascertain and Purchaser (or its corporate successor) or Company may petition a court of law or equity for injunctive relief in addition to any other relief which Purchaser (or its corporate successor) or Company may have under law, this Agreement or any other agreement in connection therewith. In connection with the bringing of any legal or equitable action for the enforcement of this Agreement, Purchaser (or its corporate successor) and Company shall be entitled to recover, whether Purchaser (or its corporate successor) or Company seeks equitable relief, and regardless of what relief is afforded, such reasonable attorney's fees and expenses as Purchaser (or its corporate successor) may incur in prosecution of Purchaser's or Company's claim for breach hereof. The existence of any claim or cause of action of any of Shareholders against Purchaser or Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser or Company of the covenants and agreements of Shareholders contained in this Section 6.3. Each of Shareholders unconditionally agree to indemnify and hold harmless Purchaser (or its corporate successor) and Company of and from all losses, damages, costs and expenses arising out of or attributable to the breach by such Shareholder of this Section 6.3.

     6.4 Third Party Consents. Except as otherwise explicitly provided hereunder, each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the transactions contemplated hereby or thereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Purchase.

     6.5 Releases. Purchaser shall use reasonable efforts to have the Shareholders released from liability under guaranty agreements and lease agreements relating to Company. If this Agreement is consummated, Purchaser shall indemnify and hold harmless the Shareholders for any loss, payment, cost or expense, including reasonable attorneys fees, obligations and liabilities under guaranty agreements and lease agreements attributable to the period after the Closing Date or attributable prior to the Closing Date to the extent disclosed in connection with or under this Agreement.

     6.6 Limitations on Grant of Options. Annual grants of options, warrants, stock appreciation rights and similar rights (collectively, "Rights") by Purchaser to consultants, directors, officers and employees shall be limited to eight and one-half percent (8.5%) in the aggregate of the weighted average outstanding shares of common stock of Purchaser (as determined by generally accepted accounting principles) between April 1, 1998 and March 31, 1999, three and one-quarter percent (3.25%) in the aggregate of the weighted average outstanding shares of common stock of Purchaser (as determined by generally accepted accounting principles) between April 1, 1999 and March 31, 2000, and three and one-quarter percent (3.25%) in the aggregate of the weighted average outstanding shares of common stock of Purchaser between April 1, 2000 and March 31, 2001 (each percentage in this sentence being a "Ceiling Percentage"). If annual grants of Rights exceed five percent (5.0%) in the aggregate of the weighted average outstanding shares of common stock of Purchaser (as determined by generally accepted accounting principles) between April 1, 1998 and March 31, 1999 or exceed two percent (2.0%) in the aggregate of the weighted average outstanding shares of common stock of Purchaser between April 1, 1999 and March 31, 2000 (the "Second Year") or between April 1, 2000 and March 31, 2001 (the "Third Year") (each percentage in the preceding phrase being a "Trigger Percentage"), there shall be issued to Blake A. Miraglia warrants for a five (5) year term in an amount determined by multiplying (a) the difference between the percentage of Rights actually issued determined by the weighted outstanding shares of common stock of Purchaser (as determined by generally accepted accounting principles) during such one year period and the Trigger Percentage for the particular year times eight hundred fifty thousand (850,000). The Ceiling Percentage and the Trigger Percentage specified in the preceding sentences for the Second Year and for the Third Year shall be increased on a cumulative basis by the percentage by which the Rights actually issued determined by the weighted average outstanding shares of common stock of Purchaser (as determined by generally accepted accounting principles) in each of the preceding years since April 1, 1998 was less than the Ceiling Percentage(s) and the Trigger Percentage(s) specified in the preceding sentences. The effective date of any warrants issued to Blake A. Miraglia shall be the date the particular Trigger Percentage was exceeded. The exercise price of any warrants to be issued to Blake A. Miraglia pursuant to this section 6.6 shall be the weighted average exercise price of the Rights issued during the year of such Trigger Percentage was exceeded. The option or exercise price of warrants, options, stock appreciation rights and similar rights outstanding on or after April 1, 1998 shall not be lowered or reissued for a period of at least three
(3) years after April 1, 1998. No warrants, options, stock appreciation rights or similar rights shall be issued by Purchaser having an exercise or conversion price at less than the fair market value of the common stock of Purchaser on the effective date of the grant.

     6.7 Registration of Stock. Purchaser shall use its reasonable best efforts to file a registration statement by October 31, 1998 and to register the stock of Purchaser to be issued to the Shareholders pursuant to this Agreement under the Securities Act of 1933, as amended, by December 31, 1998. Purchaser shall cause the registration statement to remain effective until the latter of
(a) one year after the effective date of the registration statement or (b) the Voting Agreement has terminated, or (c) none of Shareholders are subject to Rule 144 promulgated under the Securities Act of 1933 as amended.

     6.8 Confidentiality. For a period of two (2) years after the Closing Date, each of the Shareholders will treat and hold as such all of the Confidential Information (as hereinafter defined), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process) to disclose any Confidential Information, that Shareholder will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of the section 6.8. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Shareholder may disclose the Confidential Information to the tribunal; provided however, that the disclosing Shareholder shall use his best efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. As used herein the term "Confidential Information" shall mean any information concerning the businesses and affairs of Company that is not generally available to the public.


                                 ARTICLE VII
                            CONDITIONS TO CLOSING
                            ---------------------

     7.1 Conditions to Each Party's Obligation to Effect the Asset Purchase and the Purchase. The respective obligations of each party to effect the Asset Purchase and the Purchase shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date:

     (a) The Asset Purchase and the Purchase shall be approved by the Shareholders of Company;

     (b) No injunction, order or decree by any Federal, state or foreign court which prevents the consummation of Asset Purchase and the Purchase shall have been issued;

     (c) No statute or regulation shall exist or be enacted which would prevent consummation of the Asset Purchase or the Purchase;

     (d) All governmental consents and approvals required for the Asset Purchase or the Purchase shall have been obtained;

     (e) The Internal Revenue Service and the California Franchise Tax Board shall determine that the S corporation elections under section 1362(a) of the Internal Revenue Code made by the Company, Vanraglia I, Inc., Vanraglia II, Inc., Vanraglia III, Inc. and Vanraglia IV, Inc. were inadvertently invalid and shall allow Company and each of such corporate predecessors to be treated as S corporations from and subsequent to the dates originally requested for such treatment.

     7.2 Conditions to Obligations of Company to Effect the Asset Purchase and of Shareholders to Consummate the Purchase. The obligation of Company to consummate the Asset Purchase and the obligation of Shareholders to consummate the Purchase is subject to fulfillment of all of the following conditions precedent at or prior to the Closing Date:

     (a) All representations and warranties in Section 5.2 shall be true and correct in all material respects;

     (b) Purchaser shall have performed and complied with all obligations, agreements and covenants under this Agreement;

     (c) Company shall have received a certificate of the chief financial officer of Purchaser certifying that the conditions in Sections 7.2(a) and 7.2(b) have been fulfilled;

     (d) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling would (A) prevent consummation of any of the transactions contemplated by this Agreement; (B) cause the business operations of Company or any of the transactions contemplated by this Agreement to be in violation of such injunction, judgment, order, decree or ruling or applicable law, (C) affect adversely the right of Shareholder to own the capital stock of the Purchaser or (D) adversely affect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling oor charge shall be in effect)

     (e) All consents and approvals necessary for the consummation of the Purchase shall have been obtained;

     (f) No material adverse change has occurred in the business, operations or prospects of Purchaser;

     (g) The Employment Agreement, in the form attached hereto as Exhibit B, shall be executed by Purchaser and Company;

     (h) Purchaser shall have delivered to Company and the Shareholders the written opinion of Purchaser's legal counsel in the form attached hereto as Exhibit K dated as of the Closing Date.

     (i) The shares of Purchaser's Common Stock to be issued hereunder shall be approved for listing on the Nasdaq National Market System.

     7.3  Conditions to Obligations of Purchaser to Effect the Asset Purchase
and the Purchase.   The obligations of Purchaser to effect and consummate the
Asset Purchase and the Purchase are subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date.

     (a) The representations and warranties in section 5.3 made by Company and the Shareholders are true and correct in all material respects;

     (b) Company and the Shareholders shall have performed and complied with all of their respective obligations under this Agreement;

     (c) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling would (A) prevent consummation of any of the transactions contemplated by this Agreement; (B) cause the business operations of Company or any of the transactions contemplated by this Agreement to be in violation of such injunction, judgment, order, decree or ruling or applicable law, (C) affect adversely the right of Purchaser to own the capital stock of the Company or (D) adversely affect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

     (d) Purchaser shall have received a certificate of president of Company certifying that the conditions contained in Section 7.3(a) and 7.3(b) have been fulfilled;

     (e) The Employment Agreement, in the form attached hereto as Exhibit B, shall be executed by Blake A. Miraglia;

     (f) The Stock Restriction Agreement in the form attached hereto as Exhibit C shall be fully executed and shall be in full force and effect;

     (g) The Voting Agreement in the form attached hereto as Exhibit D shall be fully executed and shall be in full force and effect;

     (h) The Investor Representation Letter in the form of Exhibit E shall have been executed by each of the Shareholders;

     (i) Purchaser shall have received from each of the Shareholders executed assignments of all of the Shares in form satisfactory to Purchaser and original stock certificates evidencing the ownership of all of the Shares, together with stock powers in form satisfactory to Purchaser executed by each of the Shareholders;

     (j) All consents and approvals necessary for the consummation of the Purchase shall have been obtained;

     (k) Company shall have delivered to Purchaser the written opinion of counsel to Company and Shareholders, substantially in the form attached hereto as Exhibit L, dated as of the Closing Date;

     (l) No material adverse change has occurred in the business, operations or prospects of Company;

     (m) All lessors of real property and personal property shall have executed all lease amendments required by Purchaser in form satisfactory to Purchaser and new lease agreements in form satisfactory to Purchaser shall have been executed by all persons and entities required by Purchaser;

     (n) Proforma financial statements of Miraglia, Inc. for the periods indicated in Section 5.3(e) satisfactory to Purchaser (prepared in accordance with generally accepted accounting principles and on the basis as described in
Section 5.3(e)) shall have been received by Purchaser;

     (o) All licenses, permits and approvals necessary to own and operate the business operated by Company as a subsidiary of Purchaser shall have been obtained by Company.

     (p) Purchaser shall have received a certificate executed by the secretary of Company which includes: (1) a copy of Company's Articles of Incorporation and copies of all merger agreements to which Company was a party, certified by the California Secretary of State; (2) a copy of the bylaws of Company; (3) a current certificate of existence issued by the California Secretary of State;
(4) a copy of the resolutions of the Board of Directors of Company which approved this Agreement; and (5) an incumbency certificate setting forth the names, offices and signatures of Company's officers who execute any documents on behalf of Company in connection with this Agreement; and

     (q)	Purchaser shall have received the resignation of each of the directors and officers of Company.

     (r) Purchaser shall have received copies of the approvals by the Internal Revenue Service of amended Forms 2553 (Election By A Small Business Corporation) of Vanraglia I, Inc., Vanraglia II, Inc., Vanraglia III, Inc., Vanraglia IV, Inc. and Company to be filed with the Internal Revenue Service after the date of this Agreement, which approvals shall be retroactive to the date of organization of each such corporation.


                                 ARTICLE VIII
                               INDEMNIFICATION
                               ---------------

     8.1 General Indemnification Covenants. Subject to the provisions of Sections 8.3 and 8.4, the Shareholders shall indemnify, save and keep Purchaser, Company and their respective affiliates, successors and permitted assigns (the "Purchaser Indemnitees"), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the Purchaser Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of Company or any of the Shareholders, whether contained in this Agreement or any exhibit or schedule hereto or in any closing document delivered by Company or any of the Shareholders to Purchaser in connection herewith. Subject to the provisions of this Article VIII, Purchaser shall be entitled to offset the Notes for any Damages incurred by Purchaser; provided, however, that Damages incurred solely by breach by a specific Shareholder may only be offset against such Shareholder's Note. In no event shall a Shareholder be liable for the violation of section 6.3 by another Shareholder.

     Notwithstanding anything set forth in this Article VIII or this Agreement, no claim, demand, suit or cause of action shall be brought against Shareholders nor shall any Shareholder be liable for any Damages under this Article VIII or Agreement unless and until the aggregate amount of Damages under this Article VIII or Agreement exceeds one hundred fifty thousand dollars ($150,000), in which event Purchaser shall be entitled to indemnification from the Shareholders for any and all Damages in excess of $150,000, with the aggregate liability with respect to any one Shareholder limited to six million dollars ($6,000,000) times the percentage ownership interest of such Shareholder in the Company immediately prior to the Closing Date. Notwithstanding the foregoing, the aggregate liability of the Shareholders under this Article VIII or this Agreement for all Damages arising out of, or related to or involving fraud or willful misrepresentation or the actual amount (determined in accordance with GAAP and prepared on the proforma basis described in Section 5.3(e)) of the proforma assets, proforma net income, proforma net income before income taxes or proforma equity of Miraglia, Inc. for the periods and dates indicated in Section 5.3 (e) being less than ten percent (10%) of the amount of such proforma assets, proforma net income, proforma net income before income taxes or proforma equity of Miraglia, Inc. reflected on the proforma financial statements of Miraglia, Inc. as of such dates and for such periods attached as Exhibit M shall not exceed the purchase price set forth in Article II, which in any event shall not be deemed to exceed ten million dollars ($10,000,000) with the aggregate liability with respect to any one Shareholder limited to the total consideration received by such Shareholder.

     Damages shall be determined after taking into account (a) the amount of actual tax benefit realized in the form of a refund or a reduction in taxes otherwise payable or actual tax detriment inuring to or incurred by Purchaser arising from the facts and circumstances giving rise to such Damages after such benefit is realized and (b) any insurance proceeds received by Purchaser on account of such Damages after such proceeds are realized.

     8.2 Tax Indemnity. (a) The Shareholders hereby agree to pay, indemnify, defend and hold Purchaser and Company harmless from and against any and all Taxes of Company with respect to any period (or any portion thereof) up to and including June 3, 1998, except for any California sales tax which may be due by reasons of the transactions contemplated by this Agreement and Taxes of Company which are reflected as current liabilities for taxes on the balance sheet dated May 31, 1998 ("Closing Balance Sheet"), together with all reasonable legal fees, disbursements and expenses incurred by Purchaser and Company in connection therewith.

     (b) Shareholders shall prepare and file any Return of Company which is required to be filed after the Closing Date and which relates to any period (or portion thereof) up to and including June 3, 1998, and Shareholders shall, within thirty (30) days prior to the due date of any such Return, deliver a draft copy to the Purchaser. Within fifteen (15) days of the receipt of any such Return, the Purchaser may reasonably request changes, in which event Purchaser and the Shareholders shall attempt to agree on a mutually acceptable resolution of the issues in dispute. If a resolution is reached, such Return shall be filed in accordance therewith. If a resolution is not reached, then at the expense of Purchaser and the Shareholders (such expense to be shared equally), such Return shall be submitted to a firm of independent certified public accountants selected by Purchaser and reasonably acceptable to the Shareholders, which shall be directed to resolve the issues in dispute and prepare the Return for filing. As soon as is practicable after notice from Purchaser to the Shareholders at any time prior to the date any payment for Taxes attributable to any such Return is due, provided such Return is prepared for filing in accordance with the foregoing, an amount equal to the excess, if any, of (i) Taxes that are due with respect to any taxable period pending on or before the Closing Date, or taxes that would have been due with respect to a taxable period beginning before and ending after the Closing Date if such period had ended on the Effective Time over (ii) the amount of such Taxes of Company with respect to such taxable period which are reflected as Current Tax Liabilities on the Closing Balance Sheet shall be promptly paid by the Shareholders to Purchaser or Company.

     (c) The indemnity provided for in this Section 8.2 shall be independent of any other indemnity provision hereof except as limited by Section 8.1 above.

     8.3 Conditions of Indemnification Pursuant to Section 8.1. (a) Promptly following the receipt by a Purchaser Indemnitee of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim"), the Purchaser Indemnitee receiving the notice of the Third Party Claim (i) shall notify the Shareholders in writing of its existence, setting forth the facts and circumstances of which such Purchaser Indemnitee has received notice, and (ii) if the Purchaser Indemnitee giving such notice is a person entitled to indemnification under this Article VIII (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

     (b) The Indemnified Party shall, upon reasonable notice by the Shareholders, tender the defense of a Third Party Claim to the Shareholders. If the Shareholders accept responsibility for the defense of a Third Party Claim, then the Shareholders shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in their discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as they deem fair and reasonable, provided that at least ten
(10) days prior to any such settlement, they shall give written notice of their intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by the Shareholders.

     (c) Notwithstanding the foregoing, in connection with any settlement by the Shareholders, no Indemnified Party shall be required to (1) enter into any settlement (A) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (B) if the Indemnified Party shall, in writing to the Shareholders within the ten (10) day period prior to such proposed settlement disapprove of such settlement proposal and desire to have the Shareholders tender the defense of such matter back to the Indemnified Party, or (C) that requires an Indemnified Party to take any affirmative actions as a condition of such settlement, or (2) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (B) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by the Shareholders to the extent that, upon final resolution of such Third Party Claim, the Shareholders' liability to the Indemnified Party but for this provision exceeds what the Shareholders' liability to the Indemnified Party would have been if the Shareholders were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under Clause (B) above.

     (d) If, in accordance with the foregoing provisions of this Section 8.3, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if the Shareholders shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this Section 8.3, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Shareholders. If, pursuant to this Section 8.3, the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Shareholders for the reasonable attorneys' fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Shareholders of itemized bills for said attorneys' fees and other expenses. No failure by the Shareholders to acknowledge in writing their indemnification obligations under this Article VIII shall relieve them of such obligations to the extent they exist.

     8.4 Certain Tax and Other Matters. (a) If, in connection with the audit of any Return, a proposed adjustment is asserted in writing with respect to any Taxes of Company for which the Shareholders are required to indemnify Purchaser pursuant to Section 8.2(a) hereof, Purchaser shall notify the Shareholders of such proposed adjustment within ten (10) days after the receipt thereof. Upon notice to Purchaser within ten (10) days after receipt of the notice of such proposed adjustment from Purchaser, the Shareholders may assume (at the Shareholders' own cost and expense) control of and contest such proposed adjustment.

     (b) Alternatively, if the Shareholders request within ten (10) days after receipt of notice of such proposed adjustment from Purchaser, Purchaser shall contest such proposed adjustment. The Shareholders shall be obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which Purchaser may incur in so contesting such proposed adjustment as such costs and expenses are incurred, and Purchaser shall have the full right to contest such proposed adjustment and shall be entitled to settle or agree to pay in full such proposed adjustment (in its sole discretion) and thereafter pursue its rights under this Agreement. The Shareholders shall pay to Purchaser all indemnity amounts in respect of any such proposed adjustment within thirty (30) days after written demand to the Shareholders therefor, or, if the Shareholders have assumed control of the contest of such proposed adjustment as provided above (or has requested Purchaser or Subsidiary to contest such proposed adjustment within the time provided above), within thirty (30) days after such proposed adjustment is settled or a Final Determination has been made with respect to such proposed adjustment.

     (c)  For purposes of this Section 8.4, a "Final Determination" shall mean
(i) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (ii) the execution of a closing agreement or its equivalent between the particular taxpayer and the Internal Revenue Service, as provided in Section 7121 and Section 7122, respectively, of the Code, or a corresponding agreement between the particular taxpayer and the particular state or local taxing authority. The obligation of the Shareholders to make any indemnity payment pursuant to Section 8.2(a) shall be premised on the receipt by the Shareholders from Purchaser of a written notice setting forth the relevant portion of any Final Determination, and in cases where the amount of the indemnity payment exceeds $1,000, a certified statements by a nationally recognized accounting firm setting forth the amount of the indemnity payment (and in all other cases, a similar statement certified by the chief financial officer of Purchaser) and describing in reasonable detail the calculation thereof.

     8.5 Certain Information. Purchaser, the Shareholders and Company agree to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to Company and assistance relating to Company as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Tax Return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in the Shareholders being liable under the indemnification provisions of this Section 8.5, provided, that access shall be limited to items pertaining solely to Company. The Shareholders shall grant to Purchaser access to all Tax Returns filed with respect to Company.

     8.6 Release by The Shareholders. Each of the Shareholders hereby releases and discharges Purchaser and Company and each of its officers and directors from and agrees and covenants that in no event will any of the Shareholders commence any litigation or other legal or administrative proceeding against, Purchaser, Company or any of their respective officers or directors, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, past, present and future, arising out of or in any way connected with his ownership or alleged ownership of capital stock of Company prior to the Closing Date, other than claims or demands arising out of or related to the transactions contemplated by this Agreement.


                                 ARTICLE IX
                     TERMINATION, AMENDMENT AND WAIVER
                     ---------------------------------

     9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the board of directors of
Company:

     (a)  By mutual consent of Purchaser, the Company and the Shareholders; or

     (b) By Purchaser or a majority in interest of the Shareholders if (i) the Purchase shall not have been consummated on or before July 31, 1998 (the "Termination Date"), (ii) any governmental or regulatory body, the consent of which is a condition to the obligations of Purchaser and Company to consummate the transactions contemplated hereby or by this Agreement, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Purchase and such order, judgment or decree shall have become final and nonappealable.

     9.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Company and Shareholders, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Shareholders, Company, Purchaser or their respective officers or directors. Nothing in this Section 9.2 shall relieve any party from liability for any beach of this Agreement.

     9.3 Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Closing Date with the prior authorization of their respective boards of directors and a majority in interest of the Shareholders; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the California General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Company, Purchaser and a majority in interest of the Shareholders. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.


                                  ARTICLE X
                                MISCELLANEOUS
                                -------------

     10.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive the Purchase until June 4, 2001, except for the representations, warranties, covenants and agreements contained in Sections 5.3(i), 5.3(k), 6.3, 6.5, 6.6, 6.7 and 8.2 of this Agreement and the exhibits to this Agreement to the extent such obligations continue beyond June 4, 2001 which shall survive the Purchase until the expiration of the applicable statutes of limitations with respect to such matters. All claims made by Purchaser by virtue of any such representations, warranties, covenants and agreements shall be made under, and subject to the limitations set forth in, Article VIII hereof within the periods set forth above.

     10.2 Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure.

     10.3 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three (3) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Company:              Miraglia, Inc.
                                     690 East Lamar, Suite 400
                                     Arlington, Texas 76011


     If to the Shareholders:         c/o Blake A. Miraglia
                                     2725 Yuma Court
                                     Walnut Creek, California 94598

     Copy to:                        Donald C. Reinke
                                     Pezzola & Reinke
                                     1999 Harrison Street, Suite 1300
                                     Oakland, California 94612

     If to the Purchaser:            First Cash, Inc.
                                     690 East Lamar, Suite 400
                                     Arlington, Texas 76011
                                     Attn: Rick L. Wessel

     Copy to:                        William D. Ratliff, III
                                     Haynes and Boone, L.L.P.
                                     201 Main Street, Suite 2200
                                     Fort Worth, Texas 76102


     Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     10.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof (except for any existing confidentiality agreements).

     10.5 Non-Waiver. The failure of any party to insist upon performance of any terms, covenants or conditions shall not be construed as a subsequent waiver of any such terms, covenants, or conditions.

     10.6 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original.

     10.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     10.9 Venue. Venue for any controversy or claim arising out of this Agreement shall lie in Tarrant County, Texas except as otherwise specified in an exhibit hereto, which venue in such exhibit shall govern and control with respect to that particular instrument.

     10.10 Succession and Assignment. Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

     10.11 Attorneys Fees. In the event of any legal proceedings relating to this Agreement, the prevailing party shall be entitled to reasonable attorney's fees.

     10.12 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.13 Expenses. The Shareholders will bear all their own costs and expenses (including legal fees and expenses) in excess of $5,000 in the aggregate incurred in connection with this Agreement and the transactions contemplated hereby.

     In witness whereof, the parties have executed this Asset and Stock Purchase Agreement on the date first above written.

                         PURCHASER:

                         FIRST CASH, INC., a Delaware corporation


                         By:        RICK L. WESSEL, CFO
                         -----------------------------------------
                         Rick L. Wessel, Chief Financial Officer


                         COMPANY:

                         MIRAGLIA, INC., a California corporation


                         By:      BLAKE A. MIRAGLIA
                         -----------------------------------------
                         Blake A. Miraglia, President


                         SHAREHOLDERS:


                                  BLAKE A. MIRAGLIA
                         -----------------------------------------
                         Blake A. Miraglia, individually and as
                            trustee of the Blake Miraglia Trust
                            U/A 5/30/87


                                  STEPHEN R. MIRAGLIA
                         -----------------------------------------
                         Stephen R. Miraglia, individually and as
                            trustee of the Stephen R. Miraglia
                            Trust U/A 5/28/87


                                  BRUCE MYERS
                         -----------------------------------------
                         Bruce Myers




                                  PAULETTE MYERS
                         -----------------------------------------
                         Paulette Myers




                                  GARY VANIER
                         -----------------------------------------
                         Gary Vanier, individually and as trustee
                            of the Gary V. Vanier and Barbara
                            D. Vanier 1992 Trust U/A 6/30/92


                                  BARBARA D. VANIER
                         -----------------------------------------
                         Barbara D. Vanier, individually and as
                            trustee of the Gary V. Vanier and
                            Barbara D. Vanier 1992 Trust U/A
                            6/30/92

                                  JIMMY SEALE
                         -----------------------------------------
                         Jimmy Seale